CODE OF ETHICS
                         FRANKLIN STREET ADVISORS, INC.



         This Code of Ethics (the "Code"), adopted by Franklin Street Advisors, Inc. and all affiliated companies having contact with or influence over the Fund, is prepared pursuant to Section 17(j) of the Investment Company Act of 1940 (the "Act"). Rule 17(j)-1 under the Act enumerates certain unlawful acts, practices, courses of business and requirements with respect to affiliated persons of an investment company, its principal underwriter and its investment advisor. Franklin Street Advisors, Inc. (the "Adviser") is a wholly owned subsidiary of Franklin Street Partners, Inc. The Adviser provides investment advisory services to the Franklin Street Core Equity Fund (the "Fund").

         This Code and its adoption are designed to prevent "Access Persons", for their personal benefit, from either gaining a personal advantage and/or damaging the performance of the Fund and any future funds for which Franklin Street Advisors, Inc. or an affiliate may serve as adviser or sub-adviser. In addition to the Access Persons defined below, this limitation applies to any direct family member or other persons whose transactions could be influenced by such knowledge.

DEFINITIONS

A. Access Person: Any director or officer of the Adviser and any Advisory Person (as defined below) of the Adviser or any affiliated company.

B. Advisory Person. Any employee of the Adviser, or its parent or affiliated companies, who in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security (as defined below) by the Fund, or whose functions relate to the making of any recommendations with respect to such purchases and sales; and, any person in a control relationship to the Adviser who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of a security by the Fund. A person is not an Advisory Person (or an Access Person) simply by virtue of the following:

         (1) Normally assisting in the preparation of public reports, or receiving public reports, but not receiving information about current recommendations or trading, or

         (2)      a  single   instance  of   obtaining   knowledge   of  current
                  recommendations or trading activity, or infrequently and inadvertently obtaining such knowledge.

C. Beneficial Ownership. Situations in which the beneficial owner has the right to enjoy some direct or indirect pecuniary interest from the ownership of a security.

D. Immediate  Family.  Any child,  stepchild,  grandchild,  parent,  stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, living under the same roof as the Access Person are considered Immediate Family for the purpose of this Code. Additionally, any child, grandchild, daughter-in-law, son-in-law and the spouse are considered Immediate Family regardless of dwelling location.

E. Compliance Officer. The person recommended by the Adviser and appointed and designated by the Trust `s Board of Trustees as the "Compliance Officer" with respect to the Adviser. The Compliance Officer shall: (a) approve transactions, receive reports and otherwise monitor compliance with this Code of Ethics and the Trust's Code of Ethics as herein after defined, with respect to all Access Persons; (b) report at least quarterly to the Review Officer all violations of this Code of Ethics or the Trust's Code of Ethics that occurred during the past quarter; (c) report at least annually to the Board of Trustees the information listed in the "Reporting to Board" section below; and (d) perform such other duties as set forth herein.

F. Control. The power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

G. Covered Security. All securities, whether publicly or privately traded, and any option, future, forward contract or other obligation involving a security or index thereof, including an instrument whose value is derived of, or based on, any of the above. The term Covered Security also includes any security which is convertible into or exchangeable for, or which confers a right to purchase, such security.

H. Non-Covered Security. U.S. Government securities and agencies thereof, banker's acceptances, bank certificates of deposit, open-end investment funds, debt securities issued by a state or political subdivision of a state and securities not eligible for purchase by the Fund.

I. Investment Personnel. Any employee of the Adviser who, in connection with his
or  her  regular   functions  or  duties,   makes  or   participates  in  making
recommendations regarding the purchase or sale of securities by the Fund.

J. Portfolio Manager. An employee of the Adviser who is primarily responsible for the day-to-day management of the Fund portfolio.

K. Purchase or Sale. Among other things, the writing of an option to purchase or sell a security.

L. Review Officer. The Trust Review Officer with respect to the Trust's Code of Ethics.

M. Limited Offering. An offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act of 1933.

N. Initial Public Offering. An offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934.

O. Security Held or to be Acquired. Any security which, within the most recent 15 days: (a) is or has been held by the Fund; or (b) is or has been considered by the Adviser for purchase by the Fund; and any option to purchase or sell, and any security convertible into or exchangeable for, a security as previously described.

LEGAL REQUIREMENTS

         Rule 17j-1 under the Investment Company Act of 1940 makes it unlawful for the Adviser, as investment adviser of the Fund, or any affiliated person of the Adviser in connection with the purchase and sale by such person of a security held or to be acquired by the Fund:

A. To employ any device, scheme or artifice to defraud the Fund;

B. To make to the Fund any untrue statement of a material fact or omit to state to the Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

C. To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Fund, or

D. To engage in any manipulative practice with respect to the Fund.

To assure compliance with these restrictions, the Adviser adopts and agrees to be governed by the provisions contained in this Code of Ethics.

GENERAL PRINCIPALS

         The following principals shall govern the Adviser and each of its Access Persons.

A. No Access Person shall engage in any act, practice or course of conduct that would violate the provisions of Rule 17j-1 applicable in this situation.

B. The interest of the Fund and its shareholders are paramount and come before the interests of any Access Person or employee of the Adviser.

C. Personal investing activities of all Access Persons shall be conducted consistent with the Code of Ethics and in a manner that shall avoid actual or potential conflicts of interest with the Fund and its shareholders or any abuse of an individual's position of trust and responsibility; and

D. Investment Personal shall not use such positions, or any investment opportunities presented by virtue of such positions, to the detriment of the Fund and its shareholders.

SUBSTANTIVE RESTRICTIONS

A. Blackout Periods. The price paid or received by the Fund for any investment should not be affected by a buying or selling interest on the part of the Access Person, or otherwise result in an inappropriate advantage to the Access Person. To that end:

         (1) No Access Person shall enter an order for the purchase of sale of a security on the day during which a Fund has a pending buy or sell order in that same security until after the Fund's order is executed or withdrawn;

         (2) No Investment Personnel may buy or sell a security within 15 days before and after the Fund trades in the security, unless the Compliance Officer determines that it is clear that, in view of the nature of the investment and the market for such investment, the order of the Investment Personnel will not effect the price paid or received by the Fund; and

         (3) A Portfolio Manager of the Adviser may not buy or sell a security within 7 days before or after the Fund trades the security.

B. Disclosure of Interested Transactions. No Access Person shall recommend any transaction with respect to a Covered Security by the Fund without first disclosing his or her interest, if any, in such Covered Securities or the issuer thereof, including with out limitation any direct or indirect Beneficial Ownership of the security, any contemplated transaction by the Access Person in the security, any position with the issuer of the security or its affiliate and any present or proposed business relationship between the issuer or its affiliate and the Access Person.

C. Initial Public Offerings (IPOs) & Limited Offerings. No Investment Personnel shall acquire, directly or indirectly, any Beneficial Ownership in any IPO or Limited Offering without first obtaining prior approval of the Compliance Officer. Records of such approvals by the Compliance Officer must be maintained. Such records will include the approval and the reasons supporting the approval.

D. Acceptance of Gifts. Investment Personnel shall not accept gifts of more than a de minimus value (currently $100) from any entity doing business with or on behalf of the Fund or the Adviser, unless pre-approved by the Compliance Officer.

E. Service on Boards. Investment Personnel shall not serve on the boards of directors of publicly traded companies, or any similar capacity, absent the prior approval of such service by the Compliance Officer following the receipt of a written request for such approval. In the event that such a request is approved, procedures shall be developed to avoid potential conflicts of interest.

F. Short Term Trades. No Investment Personnel may profit from the purchase and sale or the sale and purchase of any security within a 60 calendar day period, unless the purchase and sale was authorized by the Compliance Officer.

G. Exceptions. Exceptions to the restrictions of this Section are automatic dividend reinvestment plans, purchases brought about through the exercise of rights, purchase of fixed income securities of $100,000 face amount or less and purchases and sales over which the Access Person or the Investment Person have no direct or indirect control.





PROCEDURES

A. Reporting. Each Access Person will provide to the Compliance Officer in the form and content required by the Compliance Officer the following periodic reports:

         (1) An initial listing of all Covered Securities held directly or indirectly by the Access Person on the date that the individual becomes an Access Person.

         (2) A quarterly securities transaction report no later than 10 days after the end of the calendar quarter reflecting transactions in Covered Securities.

         (3) An annual report submitted by each Access Person within 30 days of the end of the calendar year reflecting Covered Securities held directly or indirectly by the by the Access Person.

B. Duplicate Copies. If practical, each Access Person shall arrange to have a copy of security accounts holding Access Person Covered Securities mailed monthly to the Adviser. This provision does not apply to accounts at Franklin Street Advisors and affiliated companies.

C. Notification. The Compliance Officer, or his or her designated representative, shall notify each Access Person of the Adviser who may be required to make reports pursuant to this Code of Ethics, that such person is subject to reporting requirements and shall deliver a copy of this Code of Ethics to each such person. The Compliance Officer shall annually obtain written assurances from each Access Person that he or she is aware of his or her obligations under this Code of Ethics and with its reporting requirements.

REVIEW AND ENFORCEMENT

A. Review.

         (1) The Compliance Officer (or his or her designate) shall from time to time review the reported personal securities transactions of Access Persons for compliance with the requirements of this Code of Ethics.

         (2) If the Compliance Officer (or his or her designate) determines that a violation of this Code may have occurred, before making a final determination that a material violation has been committed by an individual, such person will be given an opportunity to supply additional information regarding the matter in question.

B. Enforcement.

         (1) If a violation of this Code is determined to have occurred, sanctions may be imposed and the Compliance Officer (or the Board of Directors of the Adviser) may take such other actions determined by he or she to be appropriate. All sanctions and other actions shall be in accordance with applicable employment laws and regulations. Any profits or gifts forfeited shall be paid to the Fund for the benefit of its shareholders or given to a charity, as the Compliance Officer shall determine is appropriate.

         (2) If the Compliance Officer determines a material violation of the Code has occurred, he or she shall promptly report the violation and any enforcement action taken to the Chairman of the Board of Directors of the Adviser and the Chairman of the Trust's Board of Trustees.

         (3) No person shall participate in a determination of whether he or she has committed a violation of this Code or in the imposition of any sanction against himself or herself.

C. Reporting to the Trust's Board of Trustees. At least quarterly, The Compliance Officer shall furnish a report with respect to any violations of this Code to the Trust's Board of Trustees. At least annually, the Adviser shall report to the Trust's Board of Trustees a written report describing any issues arising under the Code of Ethics. Furthermore, this report will certify that the Adviser has adopted procedures reasonably necessary to prevent Access Persons for violating this Code.

RECORDS

         The Adviser shall maintain the following records:

A. A copy of this Code of Ethics;

B. A record of any violation of this Code of Ethics and of any action taken as a result of such violation;

C. A copy of each report made pursuant to this Code of Ethics by an Access person;

D. A list of all persons who are, or within the past five years have been, required making reports pursuant to this Code;

E. A copy of each report made to the Board of Trustees relating to the Annual Certification as discussed under PROCEDURESP. C of this Code; and

F. A record of any decision, and the reasons supporting the decision, to approve the acquisition by Investment Personnel of securities categorized as Initial Public Offerings and Limited Offerings.


CONFIDENTIALITY

         All reports of securities transactions and any other information filed with the Adviser pursuant to this Code shall be treated as confidential, except that the same may be disclosed to the Board of Directors of the Adviser, the Trust's Board of Trustees, to any regulatory or self-regulatory authority or agency upon the request, or as required by law or court or administrative order.

AMENDMENT

         The Board of Directors of the Adviser may from time to time amend this Code of Ethics, and/or adopt such interpretations of this Code as it deems appropriate provided, however, the Trust's Board of Trustees must approve any material change to the Code.